Exhibit 10.1

August 27, 2010

Mr. Lawrence D. Rodriguez
2110 Laukahi Street
Honolulu, HI  96821

Dear Larry:

On behalf of Central Pacific Financial Corp. and Central Pacific Bank, I am pleased to extend to you an offer of employment-at-will, with the following initial terms:

Position:	Executive Vice President and Chief Financial Officer Central Pacific Financial Corp and Central Pacific Bank

Position Reports to:	John C. Dean Executive Chairman of the Board

Salary:	$21,666.67 per month less applicable withholdings (equivalent to $260,000 per annum)

Stock Grant:	75,000 restricted stock units under the 2004 Stock Compensation Plan of Central Pacific Financial Corp. and pursuant to terms set forth in the enclosed Restricted Stock Units Grant agreement.

Start Date:	Upon our mutual agreement after regulatory approval.

Benefits:
You may participate in our standard employee benefit package, including medical, dental, life insurance, long term disability, flex spending accounts, and paid holidays, upon completion of any eligibility requirements.  In addition to the standard package, you are initially eligible for:

· Vacation: Accrued and earned based on 21 days per year; actual amount will be pro-rated based on your hire date. • Paid company parking. • Company cell phone for business use.

Profit Sharing & 401k Plan:
Currently, Vanguard is the Bank’s 401(k) portfolio manager, and you will be eligible to participate in our Plan after six months of employment.  You may then contribute up to 100% of your available gross pay, up to the IRS maximum for the year.  The company will match dollar-for-dollar of your per pay period deferral up to 4% of pay for that period.

In addition to the contribution and match features, the Plan also has a profit sharing feature.  At the company’s discretion, it may make a profit sharing contribution to the Plan.  To be eligible for the profit sharing, you must complete a minimum of one-year employment and 1,000 hours within that year.  Once you meet initial eligibility, you must work at least 1,000 hours in the Plan year and be employed on the last day of the Plan year (December 31) to be eligible for the profit sharing contribution.

Please understand that your acceptance of this offer letter does not guarantee you employment for any specific period of time or contradict the employment-at-will status of your employment.

This letter contains the entire agreement and understanding between you and Central Pacific Financial Corp. and Central Pacific Bank with respect to your terms of employment and supersedes any and/or all prior conversations you may have had with the company on this matter.

[signature page follows]

Sincerely,

/s/ John C. Dean
John C. Dean
Executive Chairman

I hereby accept the terms of employment as set forth above.

/s/ Lawrence D. Rodriguez	August 27, 2010
Lawrence D. Rodriguez	Date